FOR IMMEDIATE RELEASE

Contact: Amber Wallace
Senior Vice President, Marketing
330-702-8427 Office
330-720-6441 Mobile

FARMERS NATIONAL BANC CORP. ANNOUNCES
APPOINTMENT AND RETIREMENT OF BOARD MEMBERS

Canfield, December 20, 2010 - Farmers National Banc Corp. (OTCBB: FMNB), holding company for the Farmers National Bank of Canfield, is pleased to announce today that the Company’s Board of Directors approved the appointment of David Z. Paull as an independent Non-Executive Director for Farmers National Banc Corp. and Farmers National Bank of Canfield effective January 1, 2011. Mr. Paull fills the vacancy on the Board created by the recent retirement of Mr. Benjamin R. Brown.

After 19 years of dedicated service, Mr. Benjamin R. Brown announced his retirement from the Board of Directors effective December 31, 2010. Mr. Brown has been a valued member of our Board since 1991. He most recently served as the Chairman for the Risk Management and Board Loan Committees. Mr. Brown is the President and Owner of Castruction Company and was recruited for the business expertise he acquired in his leadership role. Mr. Brown’s tenure made a significant contribution to the Bank during a difficult regulatory environment.

Mr. Paull currently serves as an executive at RTI International Metals, Inc. where he has acquired extensive experience in corporate strategic planning. He has been with RTI for 32 years currently serving as Vice President, Human Resources Operations and Labor Relations. He has previously held a number of positions with RTI focused in Human Resources, Labor Relations, Safety and Administration.

Mr. Paull’s longtime commitment to community service is evidenced by his contributions to many organizations. He has a special interest in organizations that focus on improving the business climate and quality of life in the Mahoning Valley. He serves on the Board of Directors of the Regional Chamber of Commerce and is a member of its Executive Committee. Mr. Paull also serves on the Board of Directors of the Humility of Mary Center for Learning and is Chairman of its Mission and Planning Committee. He has worked with the United Way of Trumbull County and has served in leadership capacities on several other civic, business and health care organization boards.

“David Paull’s willingness to accept this leadership role where a high-level of accountability is required demonstrates his sense of duty, honor and commitment to our Bank and to the community,” said Ronald V. Wertz, Lead Independent Director & Chairman of the Corporate Governance and Nominating Committee. “David’s leadership skills in the management of human capital, public company operations and administration show his dedication to helping employees achieve higher levels of performance. As David joins Farmers National Banc Corp. Board of Directors he brings an understanding of Farmers’ mission and vision,” stated Wertz.

Mr. Paull is a graduate of Ursuline High School and Youngstown State University with a Bachelors’ degree in Business Administration. He has conducted many training sessions on legal and policy compliance, employee development, succession planning and Human Resource information systems. Mr. Paull has been married to his wife, the former Noel Congelio for 33 years. They have three grown children, a daughter Natalie of Long Branch, New Jersey, a daughter Jessica Paull Bitzer and a son Zachary both of Austintown. Mr. Paull and his wife reside in Austintown, Ohio.

Farmers National Bank is the Mahoning Valley’s leading community bank, with over $1 Billion in assets. With 17 locations and two Trust offices located throughout Trumbull, Mahoning and Columbiana counties, Farmers offers a full array of financial services to include Farmers National Investments, Farmers Trust Company and Farmers National Insurance.

Founded in 1887, Farmers has been community-minded and committed to the Valley for over 122 years. Throughout the recent financial crisis, Farmers has shown great strength by continuing rock-solid business and lending practices that help the individuals and businesses in our communities thrive and survive.

For years to come, Farmers National Bank will continue to strive for innovative solutions for our customers, associates, shareholders and the community.

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